Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2017 U.S. GAAP NET EARNINGS OF $1.00 PER DILUTED SHARE, OR $0.96 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

RAISES FULL YEAR EPS GUIDANCE TO $3.65 - $3.70

Auburn Hills, Michigan, July 27, 2017 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Second Quarter Highlights:

•	U.S. GAAP net sales of $2,390 million, up 2.6% compared with second quarter 2016.

◦	On a comparable basis, excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 7.8% compared with second quarter 2016.

•	U.S. GAAP net earnings of $1.00 per diluted share.

◦	Excluding the non-comparable item (detailed in the table below), net earnings were $0.96 per diluted share.

•	U.S. GAAP operating income of $300 million.

◦	Operating income was 12.5% of net sales.

Full Year 2017 Guidance: The company has increased its 2017 full year organic growth guidance. Full year net sales are expected to be $9.28 billion - $9.38 billion, implying organic net sales growth of 6.5% to 7.5%. Foreign currencies are expected to lower sales by approximately $100 million, due to the depreciation of the Euro, Yuan and Pound. The divested Remy light vehicle aftermarket business contributed net sales of approximately $255 million in 2016. Net earnings are now expected to be within a range of $3.65 to $3.70 per diluted share, with the increase in guidance primarily due to higher than previously expected sales. Excluding the impact of non-comparable items, operating margin is expected to improve by 30 to 40 basis points.

Third Quarter 2017 Guidance: The company expects third quarter 2017 organic net sales growth of 3.0% to 6.0% compared with third quarter 2016 proforma net sales of $2.1 billion. Foreign currencies are expected to lower sales by approximately $36 million, or 1.7%. The divested Remy light vehicle aftermarket business contributed net sales of approximately $68 million in the third quarter 2016. Net earnings are expected to be within a range of $0.84 to $0.87 per diluted share.

Financial Results: Net sales were $2,390 million in second quarter 2017, up 2.6% from $2,329 million in second quarter 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 7.8% compared with second quarter 2016. Net earnings in second quarter 2017 were $212 million, or $1.00 per diluted share, compared with $164 million, or $0.76 per diluted share in second quarter 2016. Net earnings in second quarter 2017 included non-comparable items of $0.05 per diluted share. Net earnings in the second quarter 2016 included net non-comparable items of $(0.08) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $38 million and decreased net earnings by approximately $0.02 per diluted share in second quarter 2017 compared with second quarter 2016. The impact of the sale of the Remy light vehicle aftermarket business decreased net sales by $77 million in the second quarter 2017 compared with second quarter 2016.

For the first six months of 2017, net sales were $4,797 million, up 4.3% from $4,598 million in the first six months of 2016. Net earnings in the first six months of 2017 were $401 million, or $1.89 per diluted share, compared with $329 million, or $1.51 per diluted share, in the first six months of 2016. Net earnings in the first six months of 2017 included net non-comparable items of $0.03 per diluted share. Net earnings in the first six months of 2016 included net non-comparable items of $(0.13) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $86 million and decreased net earnings by approximately $0.05 per diluted share in the first six months of 2017 compared with the first six months of 2016. The impact of the sale of the Remy light vehicle aftermarket business decreased net sales by $168 million in the first six months of 2017 compared with the first six months of 2016.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Second Quarter			First Six Months
	2017		2016	2017	2016

U.S. GAAP	$1.00		$0.76	$1.89	$1.51

Non-comparable items:
Restructuring expense	—		0.07	—	0.09
Contract expiration gain	—		(0.02)	—	(0.02)
Merger and acquisition expense	—		0.03	—	0.06
Tax adjustments	(0.05)		—	(0.03)	(0.01)

Non – U.S. GAAP	$0.96	*	$0.84	$1.86	$1.64

*Column does not add due to rounding and/or use of basic vs. diluted shares

Net cash provided by operating activities was $399 million in the first six months of 2017 compared with $362 million in the first six months of 2016. Investments in capital expenditures, including tooling outlays, totaled $254 million in the first six months of 2017, compared with $235 million in the first six months of 2016. Balance sheet debt was flat and cash decreased by $57 million at the end of second quarter 2017 compared with the end of 2016. The company's net debt to net capital ratio was 33.2% at the end of second quarter 2017 compared with 35.0% at the end of 2016.

Engine Segment Results: Engine segment net sales were $1,482 million in second quarter 2017 compared with $1,444 million in second quarter 2016. Excluding the impact of foreign currencies, net sales were up 4.5% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $244 million in second quarter of 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $250 million, up 4.9% from second quarter of 2016.

Drivetrain Segment Results: Drivetrain segment net sales were $921 million in second quarter 2017 compared with $895 million in second quarter 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 13.9% from the prior year’s quarter. Adjusted EBIT was $110 million in second quarter 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $110 million, up 17.5% from second quarter 2016.

Recent Highlights:

•
BorgWarner has entered into a definitive agreement to acquire Sevcon, Inc., a global player in electrification technologies. Sevcon complements BorgWarner’s power electronics capabilities utilized to provide electrified propulsion solutions. The expected enterprise value of the transaction at closing is approximately $200 million. The transaction is expected to close in the fourth quarter of 2017 subject to the satisfaction of closing conditions.

•	BorgWarner supplies its sprag one-way clutch for the 2017 Chrysler Pacifica Hybrid, the first FCA US LLC mass-produced plug-in hybrid electric vehicle and the industry’s first PHEV minivan.

•
BorgWarner offers customized DualTronicTM clutch and control modules using advanced solenoid valves and friction materials for Great Wall Motors’ (GWM’s) self-developed wet dual-clutch transmission (wet DCT).

•
BorgWarner's regulated two-stage (R2S®) turbocharging technology boosts performance for Great Wall Motor’s new 2.0-liter 4-cylinder diesel engine. Utilized in a Chinese passenger car for the first time, BorgWarner's R2S turbocharging technology optimizes performance, provides an enhanced driving experience and reduces fuel consumption for Great Wall’s Haval H8 and H9 SUVs.

•	BorgWarner has started production of a new dual-clutch module family to be featured in the latest transmission from ZF.

•
BorgWarner supplies the complete engine timing system, including silent timing chains, guides, hydraulic tensioners, sprockets and oil pump chains, for a variety of General Motors’ (GM’s) 1.0- to 1.5-liter Ecotec engines built in South America and South Korea to power the Chevrolet Spark, Cruze and Malibu.

•
BorgWarner has achieved exclusive status as a supplier of fans and fan drives for Freightliner’s new Cascadia® model, its most popular over-the-road truck. BorgWarner technology is now the only available option on 2017 Detroit™ DD13®, DD15® and DD16® engines as well as the 2017 Cummins ISX15.

•	BorgWarner supplies its line of high-speed (HS) starter motors developed for the new family of 1.0-, 1.4- and 1.8-liter engines from General Motors (GM) Brazil.

•
BorgWarner supplies its Torque-On-Demand® transfer case with new vehicle dynamic control (VDC) technology for the 2017 and 2018 Dodge Challenger GT powered by the 3.6-liter Pentastar V6 from FCA US LLC.

•	BorgWarner delivers its proven wastegate turbocharger for Honda’s new three-cylinder 1.0-liter gasoline direct-injected engine, initially available for the Civic in China and Europe.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2017 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 62 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.

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Statements contained in, or incorporated by reference into this presentation, future filings by us with the Securities and Exchange Commission (“SEC”), and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our expectations may not prove to be correct. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this presentation and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$2,389.7	$2,329.2	$4,796.7	$4,597.8
Cost of sales	1,875.5	1,832.5	3,765.2	3,636.8
Gross profit	514.2	496.7	1,031.5	961.0

Selling, general and administrative expenses	215.0	202.3	433.8	390.7
Other (income) expense, net	(0.3)	25.0	5.5	36.7
Operating income	299.5	269.4	592.2	533.6

Equity in affiliates’ earnings, net of tax	(14.4)	(10.1)	(24.1)	(19.2)
Interest income	(1.4)	(1.5)	(2.9)	(3.1)
Interest expense and finance charges	18.0	21.4	36.0	42.7
Earnings before income taxes and noncontrolling interest	297.3	259.6	583.2	513.2

Provision for income taxes	76.2	84.2	162.5	164.6
Net earnings	221.1	175.4	420.7	348.6

Net earnings attributable to the noncontrolling interest, net of tax	9.1	11.0	19.5	20.1
Net earnings attributable to BorgWarner Inc.	$212.0	$164.4	$401.2	$328.5

Earnings per share — diluted	$1.00	$0.76	$1.89	$1.51

Weighted average shares outstanding — diluted	211.478	216.663	211.857	217.401

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Capital expenditures, including tooling outlays	$123.3	$130.4	$254.2	$234.7

Depreciation and amortization	$99.8	$99.0	$197.1	$193.4

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Engine	$1,481.8	$1,444.2	$2,977.2	$2,843.4
Drivetrain	921.0	895.4	1,845.9	1,774.6
Inter-segment eliminations	(13.1)	(10.4)	(26.4)	(20.2)
Net sales	$2,389.7	$2,329.2	$4,796.7	$4,597.8

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Engine	$244.3	$238.1	$491.3	$474.8
Drivetrain	109.6	95.3	214.4	181.6
Adjusted EBIT	353.9	333.4	705.7	656.4
Lease termination settlement	—	—	5.3	—
Restructuring expense	—	19.2	—	25.6
Merger and acquisition expense	—	7.2	—	13.0
Contract expiration gain	—	(7.5)	—	(7.5)
Corporate, including equity in affiliates' earnings and stock-based compensation	40.0	35.0	84.1	72.5
Interest income	(1.4)	(1.5)	(2.9)	(3.1)
Interest expense and finance charges	18.0	21.4	36.0	42.7
Earnings before income taxes and noncontrolling interest	297.3	259.6	583.2	513.2
Provision for income taxes	76.2	84.2	162.5	164.6
Net earnings	221.1	175.4	420.7	348.6
Net earnings attributable to the noncontrolling interest, net of tax	9.1	11.0	19.5	20.1
Net earnings attributable to BorgWarner Inc.	$212.0	$164.4	$401.2	$328.5

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2017	December 31, 2016
Assets

Cash	$387.1	$443.7
Receivables, net	1,939.3	1,689.3
Inventories, net	701.4	641.2
Prepayments and other current assets	165.4	137.4
Total current assets	3,193.2	2,911.6

Property, plant and equipment, net	2,663.8	2,501.8
Other non-current assets	3,431.5	3,421.3
Total assets	$9,288.5	$8,834.7

Liabilities and Equity

Notes payable and other short-term debt	$141.8	$175.9
Accounts payable and accrued expenses	1,904.7	1,847.3
Income taxes payable	59.6	68.6
Total current liabilities	2,106.1	2,091.8

Long-term debt	2,077.9	2,043.6
Other non-current liabilities	1,412.6	1,397.4

Total BorgWarner Inc. stockholders’ equity	3,612.0	3,218.3
Noncontrolling interest	79.9	83.6
Total equity	3,691.9	3,301.9
Total liabilities and equity	$9,288.5	$8,834.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2017	2016
Operating
Net earnings	$420.7	$348.6
Depreciation and amortization	197.1	193.4
Restructuring expense, net of cash paid	—	9.8
Deferred income tax provision	38.8	23.5
Other non-cash items	13.9	(4.0)
Net earnings adjusted for non-cash charges to operations	670.5	571.3
Changes in assets and liabilities	(271.3)	(209.1)
Net cash provided by operating activities	399.2	362.2

Investing
Capital expenditures, including tooling outlays	(254.2)	(234.7)
Proceeds from asset disposals and other	1.0	5.8
Payments for venture capital investment	(2.0)	—
Net cash used in investing activities	(255.2)	(228.9)

Financing
Net (decrease) increase in notes payable	(32.0)	65.2
Repayments of long-term debt, including current portion	(12.5)	(9.3)
Payments for debt issuance cost	(2.4)	—
Payments for purchase of treasury stock	(84.7)	(183.8)
Payments for stock-based compensation items	(1.9)	(3.3)
Dividends paid to BorgWarner stockholders	(59.1)	(56.2)
Dividends paid to noncontrolling stockholders	(21.7)	(23.5)
Net cash used in financing activities	(214.3)	(210.9)

Effect of exchange rate changes on cash	13.7	(5.1)

Net decrease in cash	(56.6)	(82.7)

Cash at beginning of year	443.7	577.7
Cash at end of period	$387.1	$495.0